Exhibit 10.21

MOCON, INC.

DESCRIPTION OF NON-EMPLOYEE DIRECTOR

COMPENSATION ARRANGEMENTS

Retainer and Meeting Fees.  Each of the non-employee directors of MOCON, Inc. receives a retainer fee of $600 per month without regard to the number of board of directors or committee meetings held or attended by such director, along with an additional $400 for each board meeting or committee meeting attended in person, and $200 for each board meeting or committee meeting attended via telephone. In addition, the Chairman of the Audit Committee receives a fee of $100 per month.

Stock Options.  Non-employee directors are granted options to purchase shares of MOCON common stock from time to time in the sole discretion of the board of directors.

Director Retirement Plan.  Pursuant to the MOCON, Inc. Director Retirement Plan, a non-employee director who has served on the board of directors of MOCON for at least five years will, upon retirement, receive an amount equal to the annual retainer fee such director would have been entitled to receive during the fiscal year in which such director’s retirement occurs.  This payment, however, will not be made to a director who, following his or her retirement, continues to serve as a consultant to MOCON or any of its subsidiaries.  Any amount payable under this retirement plan will be paid as determined by the MOCON board of directors in its sole discretion following such director’s retirement.

Reimbursement of Expenses.  Non-employee directors are reimbursed for actual expenses incurred in attending board and committee meetings.